UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 8, 2011
SoundBite Communications, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33790 (Commission File Number)	04-3520763 (IRS Employer Identification No.)

22 Crosby Drive Bedford, Massachusetts	01730
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 897-2500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     In June 2011, we completed our acquisition of SmartReply Technologies, Inc., a provider of mobile marketing solutions to the retail industry. Following the acquisition, Mark Friedman, our Chief Marketing and Business Development Officer, assumed responsibility for managing our newly formed Mobile Services Business Unit, or MSBU. In light of these developments, on July 8, 2011, the compensation committee of the board of directors approved an amendment to our 2011 Management Cash Compensation Plan in order to adjust the variable performance-based bonus provisions applicable to Mr. Friedman with respect to 2011.
     Under the amendment, Mr. Friedman’s aggregate target bonus amount was not changed and remains at $100,000. Mr. Friedman’s bonus target previously consisted of two components, a corporate revenue component (50%) and a pro forma net income component (50%). Under the amendment, each of these components will account for 25% of Mr. Friedman’s bonus target and a new third component, based on MSBU revenue for the second half of 2011, will account for the remaining 50%. The MSBU revenue component of Mr. Friedman’s bonus target will be computed in accordance with a schedule approved by the Compensation Committee, which schedule must provide that the MSBU revenue component of such Bonus Target will be payable on a commission basis, based on the MSBU revenue earned. Specifically, the amount earned will equal $50,000 (the applicable target bonus), multipled by a fraction, the numerator of which will be the amount of MSBU revenue actually earned in the second half of 2011 and the denominator of which will be the amount of MSBU revenue reflected in our operating plan for 2011 (as may be modified by the board of directors in light of the SmartReply acquisition) for the second half of 2011, provided that such bonus earned by Mr. Friedman will be capped at $50,000.
     A copy of the Amendment to our 2011 Management Cash Compensation Plan is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Amendment to 2011 Management Cash Compensation Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized as of July 14, 2011.

SOUNDBITE COMMUNICATIONS, INC.
By:	/s/ Robert C. Leahy
Robert C. Leahy, Chief Operating Officer
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to 2011 Management Cash Compensation Plan

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